LETTER OF INTENT

This letter of intent (“LOI”) sets forth the understanding which has been reached between Originally New York, Inc., a Nevada corporation (“Company”) and James Monroe, a Delaware corporation (“JM”), an Iowa Company and Taylor Moffitt (“TM”), concerning the formation and operation of a new company. JM, TM and the Company are collectively referred to herein as the “Parties”.

1.            New Business Opportunity. The Company shall receive assets from JM and shall sell no less than $300,000 of common stock to various investors that shall be identified by JM. Upon receipt of the assets and receipt of the $300,000, the Company shall undertake the business of developing, manufacturing and selling ethanol plants and consulting within the ethanol industry.

2.            Contribution of Assets. JM shall contribute the assets listed on Exhibit A to this LOI in exchange for common stock. JM shall contribute the assets, free and clear of liens or encumbrances, except as listed on Exhibit A hereto and will transfer title of the assets to the Company.

3.            Capital Raise. JM hereby agrees to find investors to invest at least $300,000 in the Company. The investors will receive common stock of the Company in exchange for the cash investment.

4.            Operations of the Company. Company’s business and operations will only begin when all of the assets on Exhibit A from JM and the $300,000 invested by investors is deposited in the Company (the “Closing”).

5.            Employment of Taylor Moffitt. At the Closing, TM will become the CEO and Chairman of the Company. TM will be responsible for the administration and implementation of the Company’s business plan.

6.            Capital Structure. At the Closing, JM and the investors will own 80% of the outstanding stock of the Company. The capital structure will be approximately as follows:

Company	12,500,000
JM and Investors	50,000,000
Total	62,500,000

7.            Terms and Conditions of the Closing. The Closing will be subject to the following terms and conditions:

(a)          Asset contribution agreement (the “Definitive Agreement”) satisfactory to the Company and JM shall be executed by the Company and JM. The Definitive Agreement shall contain terms, conditions, representations, warranties and covenants normal and appropriate for a transaction of the type contemplated, including, without limitation, those summarized in this LOI and shall have been approved by all necessary corporate action;

(b)          Subscription agreements for the sale of $300,000 of stock shall be executed by the investors and the proceeds delivered at the Closing;

(c)          Each party and its agents, attorneys and representatives shall have full and free access to the properties, books and records of the other party (the confidentiality of which the investigating party agrees to retain) for purposes of conducting investigations of the other party;

(d)          Before the Closing, the Company shall have approximately 12,500,000 shares of capital stock issued and outstanding;

(e)          Taylor Moffitt shall be appointed as a director of the Company at the Closing;

(f)           The current officer of Company shall resign effective as of the Closing and new officers of Company designated by the Company’s new Board of Directors shall be appointed to take office at the Closing;

(g)          Company shall not have any debts, obligations or liabilities as of the Closing except for its current obligation to the stock transfer company;

(h)          The Company shall not register for sale any shares for a period of 6 months after the Closing;

(k)          The Company shall not declare a reverse stock split for a period of 6 months after the Closing;

(l)           The Company shall not create any option or stock plans that exceed 5% of the shares outstanding during the 3 year period following the Closing;

(m)         The Company shall change its name to a name that is better suited to the business that it is conducting;

(n)          The Company may grant warrants in connection with any future capital raise;

(o)          The Company may issue stock to TM as an annual bonus for a period of one year after the Closing; provided, the annual bonus does not exceed 1% of the stock outstanding and is approved by a majority of the outside investors.

8.            Expenses. In the event the Closing is not consummated, the Company, JM and the investors will each bear their respective expenses and neither party shall have liability to the other party for any expenses of the other party.

9.            Conduct of Business Pending Closing. Until consummation of the Closing, the Company and JM will conduct their respective businesses only in the ordinary course.

10.          SEC Reports. The Company shall have filed all reports which the Company is required to file prior to the date of Closing.

11.          Publicity. The parties shall consult with each other prior to issuing any press releases or otherwise making any public statement with respect to the contents of this LOI or the transactions contemplated hereby, and none of the parties hereto shall issue any such press release or make any such public statement prior to such consultation, except as may be required by law or applicable NASDAQ regulations.

12.          Absence of Enforceable Agreement; Compliance with Applicable Laws. Except for the terms and provisions of Paragraph 8 hereof, this LOI shall not constitute an enforceable agreement between the Company and JM, but constitutes merely a general statement of intent and sets forth the general basis for the preparation of the Definitive Agreement. Upon the concurrence of the Company and JM as provided below, both the Company and JM agree to use their respective best efforts to negotiate a mutually acceptable Definitive Agreement and to consummate the Closing along the lines outlined in this LOI. If the Company and JM have not entered into the Definitive Agreement by October 17, 2006, this LOI shall automatically terminate and shall be deemed to be of no further force and effect.

The undersigned concur with the matters set forth in the foregoing LOI.

Dated: ______________

Originally New York, Inc.

By: ______________________________

Its: ______________________________

James Monroe

By: ______________________________

Its: ______________________________

Taylor Moffitt

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